Exhibit 99.1

C O R P O R A T E   P A R T I C I P A N T S

William Febbo, Chief Executive Officer & Director

Douglas Baker, Chief Financial Officer

Miriam Paramore, President

C O N F E R E N C E   C A L L   P A R T I C I P A N T S

Andrew D’Silva, B. Riley FBR, Inc.

Ryan Daniels, William Blair & Company

Richard Baldry, ROTH Capital Partners

Eric Martinuzzi, Lake Street Capital Markets

Ron Chez, Private Investor

P R E S E N T A T I O N

Operator:

Good afternoon, and thank you for joining us today to discuss OptimizeRx’s fourth quarter and full year ended December 31, 2018. With us today is the Chief Executive Officer of OptimizeRx, William Febbo. He is joined by the Company’s President, Miriam Paramore; and Chief Financial Officer, Doug Baker. Following their remarks, we’ll open the call to questions. Then, before we conclude today’s call, I’ll provide some important cautions regarding the forward-looking statements made by Management during the call.

I’d like to remind everyone that today’s call is being recorded and will be made available for telephone replay via instructions in today’s press release in the Investors section of the Company’s website.

Now I would like to turn the call over to OptimizeRx CEO William Febbo. Please go ahead, sir.

William Febbo:

Thank you, Justin, and good afternoon everyone. Thanks for joining us on the call today. As you all saw from the earnings release we issued earlier today, we’ve made a lot of progress in growing our digital health messaging platform in 2018. On the call today, I’d like to talk about what went into this record quarter and the foundation we’ve continued to lay in support of our future growth and expansion.

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We saw continued improvement across the board in Q4. In fact, we realized our ninth consecutive quarter-over-quarter revenue growth and our first year of profitability. Revenue was up 65% from the year-ago quarter and up 21% sequentially to a record $6.6 million. These results reflect strong client demand and expanding budgets, which we believe is due to the high return on investment, or ROI, as you’ll hear today, on marketing dollars that we consistently deliver for our clients, as well as the mix of messaging solutions we provide.

As the largest digital health network of its kind, OptimizeRx provides patient access to savings and adherence directly through the doctor-managed electronic health records, EHRs, and electronic prescribing, e-prescribing, systems.

Taking the perspective of the investor, I would pay attention to OPRX for three principal reasons: the size of the market opportunity, with a lot of market share yet to capture; we’re at the center of all the stakeholders—pharma, physicians and patients; and we have a platform which can enable multiple revenue streams, which help all the stakeholders, particularly focused on affordability and adherence, two topics we’re hearing about daily.

These days, the point-of-care presence has become increasingly essential, given how EHRs now dominate the time and attention of healthcare providers. Most physicians now spend more than five hours a day interacting with patient health records through an EHR interface, whether it be viewing test results and documenting physician notes or issuing e-prescriptions. If 2018 was anything like ’17, more than 2 billion in e-prescriptions were transmitted from doctor to pharmacy. This phenomenally high number reflects how 90% of the ambulatory care providers now use EHRs, and that e-prescribing now exceeds 85% of all prescriptions written, according to a 2018 Surescripts report. In fact, most hospital systems now require that all medications be e-prescribed.

The reason for this increasing trend is due to how e-prescribing enhances the safety of patients and the quality of care, since there is no manual writing involved and therefore less probability of prescription errors. E-prescribing also helps with security checks and maintaining the complete historical data for a patient.

According to market studies published earlier this month, the e-prescribing system market will register a 32.5% CAGR in terms of revenue growth and the global market size will reach $2.1 trillion by 2024, up from $510 million in 2019. Of those 2 billion e-prescriptions transmitted annually in the U.S., 10% of these transactions involve brands with co-pay savings programs. This means we have a potential to deliver more than 200 million transactions annually. Given the escalating costs of healthcare and especially the cost of prescriptions being shifted increasingly to patients, the need for co-pay saving programs is expected to increase. In anticipation, the pharma industry has reportedly set aside more than $8 billion to cover co-pay programs.

Based on these factors related to e-prescribing and co-pays, and indications from our clients, agencies and partners, we estimate that the total addressable market for patient savings via co-pay is worth well north of $1 billion once the market fully adopts this channel.

This TAM, total available market, is augmented by the other types of messages we are developing between pharma and the point-of-care. Suffice it to say, we believe there is ample TAM to grow this business. We believe we’re still very much in the early days of this opportunity and we enjoy a first-mover advantage.

Certainly as any public company goes, we are truly a pure-play in this space. We now have the technology infrastructure in place at the right time for this industry sea change. We’re able to connect pharmaceutical manufacturers and physicians in a seamless, efficient way as we generate high ROI for our clients, all while benefitting patients. For certain, we have an amazing direct reach into healthcare providers through our EHR network. In fact, we have direct access to more than half of all the providers, and to think we’ve only just begun our expansion into the hospital market.

But next I’d like to turn our call over to our CFO Doug Baker, who will walk us through the financials for Q4 and the full year. Then Miriam Paramore, our President, will discuss the latest with our platform development, product roadmap and panel strategy. I will then return to talk more about our results and outlook for the remainder of the year, and then we’ll take some questions. Doug?

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Douglas Baker:

Thanks, Will, and good afternoon everyone. Prior to the call, we issued a press release with the results of our fourth quarter and year ended December 31, 2018. A copy of that release is available on the Investor Relations section of our website. We expect to file our complete 10-K on March 11.

We reported that net revenue in the fourth quarter increased 64% to a record $6.6 million. For the full year, net revenue increased 75% to a record $21.2 million. The increases in both periods resulted from an increased number of pharmaceutical brands in our network, distribution points in our network also increasing, and strong growth with our brand messaging product. We expect continued strong growth in 2019 as a result of the foundation we laid over the last two years in terms of technology, personnel, partnerships and a healthy balance sheet.

As a result of our strong revenue growth, our gross margin percentage increased from about 49% in 2017 to 58% in 2018. This increase in gross margin was due to the substantial increase in our brand messaging revenue, which in 2018 had a significant associated fixed-cost component. In the fourth quarter of 2018, our gross margin was 62.2%, as compared with 63% in the same year-ago quarter. We anticipate this to decline slightly in 2019 but we are focused on maintaining gross margins of at least 55% for the year.

Our operating expenses in the fourth quarter of 2018 were $4.2 million, up from $2.8 million in the same year-ago quarter. This increase is primarily due to expenses related to our acquisition of CareSpeak Communications in October 2018, which was approximately $560,000, and additional expenses related to our growth initiatives.

It is important to note, however, that our operating expense as a percentage of revenue decreased to 64%, and without the acquisition expenses it would be approximately 57%. That was an improvement over the 69% of revenue in the same year-ago quarter. We expect our operating expenses to gradually increase over time as we pursue our growth plans and expand our operations to support a growing customer base and partner network. However, for the foreseeable future, we expect to see operating expense as a percentage of revenue continuing to decline with this supporting improvement in profitability. Naturally, this means controlling our operating expenses so they don’t increase as fast as revenue. We’ve built out a strong team in 2018, so going forward we should see slower growth in related operating expenses. Also, there are no significant technology investments we currently plan to make in 2019, as we can now focus on leveraging the powerful platform we’ve already built.

For the fourth quarter, we also saw improvement in our bottom line versus last year. On a GAAP basis, net loss totaled $110,000, or $0.01 per share, as compared to a net loss of $237,000, or $0.02 per share, in the year-ago quarter. This 2018 loss included approximately $560,000 of acquisitions and related costs, so without these expenses we would have had approximately $450,000 in net income in the quarter. This smaller loss allowed us to achieve full year profitability in 2018 of $226,000, as opposed to the loss of $2.1 million we had in 2017.

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We expect to continue to achieve quarterly profitability on a GAAP basis in 2019, although one-time expenses related to investments in growth initiatives could result in a loss in any quarter, such as the expenses we incurred related to our acquisition in Q4.

Starting this quarter, we have introduced two non-GAAP financial measures. Non-GAAP financial measures include a net income or loss and non-GAAP earnings per share. We believe the use of these non-GAAP measures can be helpful in assessing the Company’s financial performance. We define non-GAAP net income or loss as the net income or loss with an adjustment to add back depreciation, amortization and stock-based compensation expense. To arrive at non-GAAP EPS, we take that non-GAAP net income or loss and divide by the number of weighted average shares outstanding on a basic and diluted basis.

In the fourth quarter of 2018 our non-GAAP net income totaled $842,000, or $0.06 per diluted share, which compares with non-GAAP net income of $280,000, or $0.03 per diluted share, in the same year-ago period. For the full year, non-GAAP net income was $3.1 million, or $0.26 per diluted share, which compares with a non-GAAP net loss of $877,000, or $0.09 per basic share, in 2017. For further information about our use of these non-GAAP measures and their reconciliation to GAAP, please see today’s press release.

Now turning to the balance sheet, our cash and cash equivalents totaled $8.9 million at December 31, 2018. This compares with $5.1 million at December 31, 2017. The increase in cash was primarily due to the equity we raised in May that generated net proceeds of about $8.2 million. We also had positive cash flow from operations in 2018 of $696,000.

One major change to our balance sheet at December 31, 2018, is the existence of intangible assets resulting from the CareSpeak acquisition. As a result of that transaction, we now have approximately $8.9 million of intangible assets, which are composed of goodwill, customer relationships, a trade name, patent rights and covenants not to compete. We expect our amortization of intangible assets to be approximately $600,000 per year. The intangible assets are being carried at fair value as determined by an independent third-party valuation expert. And we continue to operate debt-free.

Given the capital we raised earlier last year and positive cash flow for the foreseeable future, we don’t see any need to raise any additional capital solely for operating purposes, and we are focused on growing our revenue channel and partner networks organically. However, as a company in a market that is active with merger and acquisition activities, attractive opportunities may arise, such as for acquisitions or strategic relationships. We will assess these as they arise with a view to maximizing shareholder value.

That wraps up our financial results. Now I’d like to turn the call over to Miriam.

Miriam Paramore:

Thanks, Doug. Hi everybody. We have been executing on our growth plan, as you can see, and I’m happy to share some details about our achievements this quarter. First, I’d like to provide an update on our product roadmap and new services. Next, I’ll give a brief update on our operational improvements. And finally I’ll talk about our broadening reach to healthcare providers, or HCPs, through the expansion of our point-of-care network, focusing on our health-system strategy.

First let’s talk about our product roadmap and new services. As Doug mentioned, investments in our growth initiatives may result in quarterly fluctuations in profitability, but our shareholders can expect such investments to drive further strong top line growth and margin expansion and help us to sustain our position as the clear market leader.

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We have developed our own proprietary clinical messaging system designed to expand our ability to deliver key clinical messages, in addition to patient financial support messages. We plan to integrate this within EHRs that currently don’t offer this value product to their providers. We launched this system in 2018 with one channel partner and expect to expand with additional partners in 2019.

An example of such an investment is the recently announced formation of OptimizeMDs, a multispecialty physicians’ panel with the mission of improving the effectiveness of digital communications delivered across the continuum of care. The OptimizeMDs panel provides the critical voice of the physician in support of our mission to streamline and improve communications between pharma, providers and patients. OptimizeMDs provides us a way to gather timely information about the challenges physicians face with prescribing decisions, medication affordability and patient support. We expect the lessons we’ll learn from OptimizeMDs will help us to further bridge the communication gaps between pharma and provider and patient, and ultimately improve affordability and adherence.

Notably, more than 1,200 healthcare providers have already joined the panel. They represent a broad range of practice sizes and settings, allowing OptimizeMDs to provide statistically valid insights into key questions that pharma, health IT and others are looking to address. In our first OptimizeMDs survey, we had a whopping 50% response rate, clearly demonstrating that physicians want to be heard. That data show that nearly all physicians believe they have a role to play in discussing the cost of healthcare with patients and are comfortable doing so. It also showed that patients raise the issue of prescription drug costs with their doctors nearly 40% of the time, and for the vast majority of doctors, prescription drug costs are considered very important or extremely important, and they impact their prescribing decisions. So this makes it pretty clear that patients and providers want to discuss the cost of prescriptions and providers want to help patients look for savings opportunities like through copay coupons and other patient assistance programs.

Now let’s turn the discussion to operational improvements. As we continue to grow, our technology infrastructure and tech team expands. As a result of our acquisition of CareSpeak, we now have a highly cost-efficient tech team based in Croatia. They focus on enhancing and supporting the patient engagement solutions and also help develop new products and services. Further, we are cross-training our tech personnel on all product lines via organized knowledge capture and knowledge transfer. As you all understand, it’s very important to create redundancy and succession planning within a technical workforce, or any workforce, for that matter.

In Q3, we announced the OptimizeRx Channel Partner Portal, a tool that streamlines the implementation of pharma-to-EHR programs. I’m happy to share that most of our channel partners are now using the portal, resulting in faster and easier program launches. We want to make it easy for our EHR partners to do business with us, and we will continue to evolve this tool with their input.

Lastly, I’ll touch on the expansion of our HCP network through channel partners. We continue to build our reach through partnership with ambulatory EHRs, those vendors who are primarily focused on office-based physicians, but in today’s environment it is critical that we create a strong presence in health systems and hospitals as well. Since 60% of physicians are employed by health systems, and integrated technology is used in both the inpatient and outpatient settings, it is important that OptimizeRx add health systems to our network.

Last quarter, we mentioned that our health system or hospital strategy includes third-party hospital technology vendors, as well as direct connections to the major hospital-focused EHRs, including Epic and Cerner. Last quarter we announced our partnership with Medicom, and initial health systems are in the process of launching.

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To increase our health system reach, we recently joined forces with IllumiCare, a pioneer in point-of-care health information technology that saves hospitals lots of money. IllumiCare’s Smart Ribbon platform will feature a new app from OptimizeRx designed to present drug savings opportunities such as copay offers and vouchers that providers and the clinical care team can distribute to patients upon hospital discharge or office checkout. With the potential to reach 120 hospitals in the U.S., we expect the initial IllumiCare hospitals to launch in Q2 of 2019. IllumiCare integrates directly with Epic and Cerner, providing the critical last mile to the majority of health systems.

The partnerships with both Medicom and IllumiCare are examples of our commitment to bringing financial conversations to the forefront, which not only helps affordability and adherence but improves overall outcomes.

In summary, our tech platform is state of the art and our solutions have tremendous market potential. This potential is being realized more and more every day as we expand our client base and channel reach and integrate deeper within various EHR workflows at the point of care.

With that, I’d like to turn the call back over to Will.

William Febbo:

Thanks, Miriam. Thanks, Doug. I’m proud of you two and our whole team for what we’ve accomplished in 2018. It was such a great moment standing with everyone while we rang the bell in New York, something I personally will never forget.

Overall, I believe our performance in ’18, the uplisting to NASDAQ, additional research coverage and a continued positive outlook for ’19 and beyond support our focusing on building a company which benefits all our stakeholders. Pharma manufacturers with a central platform for acquisition and maintenance of their clients, physicians by helping them deliver the best medication plans and making them affordable and understandable, investors by continuing to grow a highly relevant business and therefore a sound investment, and patients with affordability and adherence programs to get and stay healthy.

Our patient savings solution checks eligibility and delivers an offer to the prescribing physician all in real time. The voucher or coupon can then be printed for the patient, who can then present it to their pharmacist, or, better yet, send it along with the prescription electronically to the pharmacist. By delivering patient savings and clinical content from pharmaceutical manufacturers directly through the EHRs and at the point of care, doctors are alerted compliantly to opportunities during the e-prescribing process as a natural part of their workflow, which is important. Physicians can search a brand-name drug within the EHR and be instantly alerted to alternatives or potential savings for a specific patient. The content is delivered, tracked and reported across a large point-of-prescribe promotional network.

This technology not only helps improve patient adherence to medications and clinical outcomes, it also allows healthcare providers to extract greater value from their EHR investments by streamlining the process of identifying cost savings for patients.

Now looking ahead and perhaps a little bit to the past, last year, Q1 beat the traditional downturn it would typically take for a previous Q4, with this mainly due to seasonal client budgetary trends. Q1 of ’17 demonstrated what could be accomplished during a period where there is little distraction and we are operationally solid, and we could kick the year off faster. As we launched into this new year, there was noise both at the federal government and corporate level and procurement at pharma woke up a little later. So for Q1 ’19, we don’t expect to repeat the same extreme revenue lift from the previous quarter, but more along the lines of a traditional seasonal start and for the momentum to them build throughout the year. I remain very confident in our growth for ’19 for all the reasons we spoke about today.

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In ’19, we will continue to look for nonorganic opportunities, or bolt-on opportunities, in the adherence and affordability space, which would enable additional access to physicians or patients. We are also assessing our strategic position in the market constantly and are grateful to have a tremendously deep knowledge and experience set at the Board of Directors.

I was encouraged at HIMSS recently, the largest HIT conference in the market, by several big players on the ambulatory side taking a keen interest in our platform. Our goal is to win them this year. We plan to continue to raise awareness for OptimizeRx in the investment community and look forward to presenting at the B. Riley, ROTH, Oppenheimer and William Blair conferences this year.

Again, I’ll remind everyone I meet with of the following - the size of the market opportunity, with a lot of room share to grab; we are at the center of all the stakeholders—pharma, physician and patient; and we have a platform which can enable multiple revenue streams, which help all stakeholders with a focus on affordability and adherence.

For ’19, we’ll remain focused on revenue growth from our core solutions and expanding our channel network to include the hospital market now, and we continue to demonstrate our high ROI from our marketing spend for our pharma clients. We expect increased adoption of our health platform with clients.

Now with that, let’s get to the fun part and open it up for questions. Operator?

Operator:

Thank you, sir. If you would like to ask a question please signal by pressing star, one on your telephone keypad. If you’re using a speakerphone please make sure your mute function is turned off to allow your signal to reach our equipment. Again press star, one to ask a question. We will pause for just a moment to allow everyone an opportunity to signal for questions.

We’ll go first to Andrew D’Silva with B. Riley FBR.

Andrew D’Silva:

Hey, good afternoon. Thanks for taking my questions. good progress last year. Just a couple really quick bookkeeping questions to start off with. Were the acquisition-related expenses, the non-reoccurring fees associated with the due diligence and consultants, excluded from the adjusted net income during the quarter? And then when you were noting being profitable on a quarterly basis, were you assuming that to be on an adjusted basis or a GAAP basis?

William Febbo:

Doug, you want to get that one?

Douglas Baker:

That’s on a GAAP basis. Sure. So the—it was on a GAAP basis. to clarify your other question, the—we did not take acquisition cost out of the non-GAAP measures. So the non-GAAP measure is only depreciation, amortization and stock comp.

Andrew D’Silva:

Okay. So it’s fair to assume about $500,000 should not be recurring going into the first quarter?

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Douglas Baker:

Correct.

Andrew D’Silva:

Okay, great. And then just more of a broader topic, when you look back at where you were when you finished 2017 versus where you are now, can you maybe quantify or help us think about some of the key drivers that took place? Was it more related to brands becoming more aggressive after strong ROI studies? Was it related to better physician access to the EHR partners? can you carry that over on a forward basis and let us know what core fundamental drivers similar to those you see pushing this forward this year?

William Febbo:

Yes, Andy. Thanks. Good to hear your voice. I’ve been pretty consistent there’s three ways this company can grow. We get more business from our manufacturers, we get more access to physicians and then we layer in additional services between the two. And for ’18, we hit our goals and really exceeded some in all three areas. They are the three areas that will drive our growth in ’19 as well. And I feel very confident in the team we have that is hyperfocused on all three of those and have been very encouraged with the ability to layer in additional solutions and get some synergies from both sales, operations and technology. So rowing the same boat, focused on the same core principles to grow the business.

Andrew D’Silva:

Okay, perfect. With CareSpeak, if you were to give it a grade thus far with the integration, are you seeing things progressing the way you would think and cross-selling momentum the way you anticipated?

William Febbo:

Actually, I think I’ll brag a little bit for Miriam. She clearly had a lot of integration experience from her past, and I feel like we were integrated while we were announcing the close to the market, and I think you always want to do more, right? Always, all of us. I think we’re very happy with the integration, the progress, the cross-selling, and really look forward—everyone seems to be working well together. So, very happy.

Andrew D’Silva:

Good to hear, good to hear. Just a final question. How should we think about OptimizeMDs from a—like a monetary standpoint, benefitting your top line or margins, or any detail like that would be somewhat useful when we think about ’19 projections.

William Febbo:

I wouldn’t view that as a material revenue item. I think what it will do is bring tremendous credibility, buy-in and allow us to share the physician’s perspective, which, remarkably, is often not listened to, even though they are the point of the spear. We think it’s going to be a very valuable asset. If anywhere, it will give additional support to the brand support area, where we’re doing drug file integrations and checking formulary within the EHR workflow. Having a large panel of physicians with access to that kind of knowledge only helps that service.

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Andrew D’Silva:

Wonderful. Thank you so much for the time. Good job last year and good luck going forward.

William Febbo:

Thanks, Danny.

Operator:

Moving on to Ryan Daniels with William Blair.

Ryan Daniels:

Yes, good evening and thanks for taking the question. I will add my congrats on the strong year. Let me start just with CareSpeak. It sounds like the integration is progressing very well there. Can you talk a little bit about early client feedback or any cross-sale success you’ve had working with pharma companies as they look to more broader forms of direct patient engagement?

William Febbo:

Yes, absolutely. Not specifically, because we’re not allowed to address client names, but this is a company that was mostly sold by the founder into the market. The founder is now, daily, working with our team of salespeople and recently looked at several opportunities that have come up, both his own, let’s say, organic, which he had prior, and then the team’s contribution. I’m very encouraged to see a couple of things: one, increased business in his own base, which is always good. That means what we saw was true. Also, new clients coming to the table. The thing that I’m really happy with is just the collaboration, so much so that we’ve actually opened an office in New Jersey, and there’s frequent meetings there between the CareSpeak team and the sales team. I think we are rowing together on that and starting to see a nice pipeline build.

Remember, we missed the full cycle of budget for ’19 for that acquisition. As you know, we finished it in late Q4. This year it’s about growing the revenue, which we’re focused on, but it’s really about getting a lot of new clients to try it, test it, learn about it, so when we go into the next budget cycle we can go after some bigger dollars.

Ryan Daniels:

Okay, that’s helpful color. Then, question for you just in regards to the end market. It sounds like some of the larger manufacturers, maybe one or two in particular, got a little bit more aggressive on audits and looking at ROI following some of the issues and Outcomes Health. I know that’s an extremely different business than yours, but I’m curious if that had, one, any near-term impact on the pipeline, and number two, if you think that can open up kind of a broader opportunity for you as pharma looks to other vehicles like yours that do have such a strong return on investment for the dollars spent.

William Febbo:

Yes, great question. You know a channel is starting to become a real channel when you start to get into transparency and enterprise pricing and ROI, true ROI. Good news, bad news. Good news is, it’s clearly becoming a real channel. Outcome Health did have some issues, which always raises questions in procurement. We did see some—a few clients in particular ask for some more reporting. Luckily, we were able to put that together for them to a satisfying degree. But as I mentioned, that all happened year-end and January, so we’re looking forward to that being behind us. I think if you can’t be transparent, you’re really going to have trouble in this space, and because of our relationship with the EHRs, we have extreme transparency here. We feel very confident it’s an opportunity as we educate pharma how good our solution is.

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Ryan Daniels:

Okay, that’s very helpful color. Then maybe a final one, and it kind of relates to that as well. I know you launched a 2-to-1 ROI guarantee on some of your products, and I’m curious how that was received in the market given some of that, and as it seems like a pretty unique guarantee that you can offer to your clients, and again, shows the value proposition. Does that help with more market demand, help with win rates or closures, anything in that nature that you could share with us? Thanks.

William Febbo:

Sure. Thanks, Ryan. I think it was very helpful for those clients that were testing us, still. Some of the bigger clients we have, they’re in. They know they’re going to get greater than that, so it probably didn’t move the needle there much at all, but for some of the smaller clients that we really want to work up to larger annual engagements, it was very helpful. The sales team has given me good feedback. Maybe next quarter we can report back a little bit more quantitatively what kind of impact it had.

Ryan Daniels:

Okay, great. Thanks again for all the color.

William Febbo:

Thank you.

Operator:

The next question will come from Richard Baldry with ROTH Capital.

Richard Baldry:

Thanks. When you look at the 4Q upside, which was pretty strong, could you maybe break it into buckets, how you feel about that? Was it sort of CareSpeak maybe contributing more? Maybe a budget flush or some clients adding on beyond just a budget flush, sort of adding different brands or things like that?

William Febbo:

Yes. Hey, Rich. It’s seasonally up. There’s always additional budget. We also have more channel, so what’ll happen is if we added anything during the year, that’s a great opportunity to go after more budget, and so we were able to do that for some new partners that came on last year. CareSpeak certainly contributed some of it, although I think we’d pre-messaged that that wouldn’t be a big amount. But no, it’s just traditional seasonal, the same way I think Q1 in ’19 will be seasonal, and then we’ll start to see that similar pitch to the year.

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Richard Baldry:

Given the new products you’ve added sort of internally in the acquisition now, how do you feel about the size, maybe the bandwidth of the existing sales team? Maybe talk about the thoughts for hiring in 2019, 2020, whether it’s domestic, international, just to get an idea for expansion plans.

William Febbo:

Yes. So we are actively building our sales team up, and we will do that throughout the year and next year. Kind of have a philosophy not to rush into that; if you do, you tend to get things wrong. We’ve got an excellent team, and what we’re learning, because this is a new channel, what we’re learning is sort of threshold for a salesperson, and the threshold in our view is higher. It’s higher than other businesses I’ve seen in this space just given the nature of the scale of the network. So we’re going to keep hiring. That’s the clear message. We’re going to do it prudently and just stay on it. We’re actively doing that now.

Richard Baldry:

And obviously, the CareSpeak acquisition is pretty recent, but given that early feedback you’ve had about—from customers and even internally, for integration, how do you feel about that? Maybe a thought on the M&A landscape, sort of the cost, or strategically, do you see other things you’d want to look at from either a tuck-in or transformative perspective? Thanks.

William Febbo:

Sure. So yes, very happy with CareSpeak. In particular, it just feels like a more complete value proposition to the client, to the doctor and the patient. Principally, our business was connecting information to doctors to help patients, but then we couldn’t stay with the patient or the—or at least help them past being in the hospital. Now I feel like we can, so it’s a—I think it’s a bigger story. I think it’s a more valuable story. It’s obviously very fresh to bake in, but very excited about that. On the M&A front, obviously there are a lot of companies focused on adherence, and we are actively looking in that space. We feel like it’s a good place to invest capital, to accelerate growth and become more relevant. Remember, our clients like to spend more money with less people, so the more size we get, the bigger potential we can go after in terms of budget. Thanks, Richard.

Operator:

And once again if you would like to signal with questions please press star, one. Again, that’s star, one if you would like to ask questions.

The next question will come from Eric Martinuzzi with Lake Street.

Eric Martinuzzi:

Hey, congrats on the 75% growth in 2018 and I think also the first full year of GAAP profitability. That’s also a nice accomplishment.

I wanted to dive in on the guidance for Q1. I think if we jump back to a year ago, you were thinking the same thing, anticipating kind of Q1 down from Q4, but a year ago, I think right out of the gate, you were sort of locked and loaded with big pharma. I’m wondering what was different about entering Q1 ’19 versus Q1 ’18?

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William Febbo:

Hey, Eric. Thanks for the notes and the support. Yes, Q1 was different on lots of fronts. We were coming off of a fairly disrupted market. The government shutdown, while we don’t sell to the government; our clients deal with the government every day, and I think just the combination of those 2 just got a slower start. We were certainly ready. It was not an operational issue, so we anticipate it coming back, but feel like it’ll be a more traditional start, where Q1 is not sequentially up and it builds throughout the year, as is typical.

Eric Martinuzzi:

Okay. Obviously with the changing of the guard in Congress, is big pharma—have you seen any change in their behavior? Where historically maybe they would do a six- or nine-month order, they’re doing an an IO for three to six months, or is it kind of similar behavior for the commit?

William Febbo:

Yes, similar behavior. Yes. Regardless of the noise, the issues are still the same, right? Reaching their clients, helping patients, affordability, adherence still are the very big issues. Technology is becoming the accepted enabler. We’re seeing all the fangs get into healthcare. Amazon bought PillPack. There’s just so much need for firms that make things easier from a health IT perspective, and we’re such in a good place for that. Very confident in the spend of pharma will continue to grow. Keep in mind, even if it starts late, they still view the year as the end is in December. So they’ll just put more pressure on speeding things up.

Eric Martinuzzi:

Back to the financial projections, if I look at 2018, you guys—in the end, you kind of came in at the high end of what you thought you were going to do, but just seasonally, we sort of marched higher sequentially on the gross margins throughout the year. Given we’re going to have a little bit of a revenue reset here in Q1, are you anticipating something similar for 2019?

William Febbo:

No, I think we’d stick to our original messaging that we’ll maintain sort of a 55% gross margin. The reason why that will change is if we’re going after additional channel partners, different types of revenue shares, product mix. There’s a lot of things that influence that, but our focus is on top line growth and continuing to get more and more adoption from pharma and reaching more physicians. I think that’s the better indicator of this business over the course of the year.

Eric Martinuzzi:

Then lastly, one for Miriam. You talked about the Q2 ’19 launch, IllumiCare, with the Smart Ribbon offering. In your mind, is this going to be material in 2019, or is it really going to be more testing, try before you really make a big commit, or could it ring the register big time?

Miriam Paramore:

I think it is a try before you really commit. What we’ve learned and see in practice is that pharma likes to pilot. They like to pilot and test and then roll out. It’s possible that we could have something bigger, but I anticipate steady, but maybe slower ramping than some of our incumbent offerings.

There’s also just sort of the newness of the hospital sector to pharma in terms of point-of-care communication, so there’s both. We want to be there, but we’re not quite sure how, as well as we’re not quite sure about this particular mechanism, so it’s kind of macro and micro.

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Eric Martinuzzi:

Understand. Congrats again on the year and the quarter. That’s it for me.

Miriam Paramore:

Thank you.

Operator:

Once again if you would like to signal with questions, please press star, one. Again, that is star, one.

Our next question will come from Ron Chez, a Private Investor.

Ron Chez:

Good afternoon and I have just a tactical question with regard to a question about the first quarter. You talked about difficulties or clutter early on. Are you pleased with how you’re catching up now? You’re seeing the kind of business you would expect to see?

William Febbo:

Yes.

Ron Chez:

Pardon?

William Febbo:

Yes.

Ron Chez:

You would expect you’re going to get access to hospital systems and more doctors. That’s going to directly relate to—should directly correlate with growth from pharma, correct?

William Febbo:

That’s correct. I think the point Miriam made was, this is a new—basically, pharma hasn’t been able to reach this group, so that’s very attractive for long-term growth. Pharma will always test it before they go in deep. It’s a good point to moderate the adoption rate for this year, but it’s an essential piece to our growth. It will help top line and bottom line, and very excited about the progress we’re making because it was just a year ago we decided to focus on it. So we made a lot of headway there.

Ron Chez:

You were talking about the access to hospital systems?

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William Febbo:

Correct.

Ron Chez:

Do you want to spend a little bit, or offer a little bit more information on platform strategic value in terms of generating revenue given your position?

William Febbo:

Sure. Thanks, Ron. We’ve been using the platform word for a while, and obviously we are in the sense that we’re connected to multiple parties on each side and we make things easy for everyone to work with us. I think our going into the hospital system just makes that platform more valuable, and because we’re in this point-of-care atmosphere, I can foresee lots of people who want to try to communicate into that point-of-care market. So, as we scale, it’s a great way to basically find ancillary revenue streams, come up with other solutions—again, always focused on adherence and affordability. And there are a lot of companies that can’t get to that last mile, to the physician or the patient, and we hope that our platform is that platform that becomes preferred, transparent. You can measure it, and we’re good people to work with. So very excited to keep building this platform, Ron. Thank you.

Ron Chez:

Yes, one more thing. Given the data with regard to the impact on healthcare cost with adherence, that would seem to be a major target of opportunity.

William Febbo:

Absolutely. Right on.

Ron Chez:

Good job. Don’t let it slow you down this year.

William Febbo:

Absolutely. We’re very focused. Thanks, Ron. Thanks for your help.

Operator:

All right, at this time that concludes our question-and-answer session. I’d now like to turn the call back over to Mr. Febbo. Please go ahead, sir.

William Febbo:

Thanks everyone for joining us today. I believe our potential to deliver strong growth is right in front of us, improve the margin and have a broader industry profile. I believe we have a culture dedicated to do something that makes a difference, that has positive impact, and that, frankly, is a company that can be scalable, profitable, and we’re early enough in that process that it’s very exciting to be part of. I thank everyone for their support. We have a very active shareholder base, and look forward to catching up with everyone at the upcoming conferences.

Now, Justin, thanks. We can go ahead and wrap up this call.

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Operator:

Thank you. Ladies and gentlemen, now, before we conclude today’s call, I would like to provide the Company’s Safe Harbor statement that includes important cautions regarding forward-looking statements made during today’s call.

Statements made by Management during today’s call may contain forward-looking statements within the definition of Section 27A in the Securities Act of 1933 as amended, and Section 21E of the Securities Act of 1934 as amended. These forward-looking statements should not be used to make an investment decision.

The words anticipate, estimate, expect, possible, and seeking, and similar expressions identify forward-looking statements, and they speak only to date the statement was made. Such forward-looking statements in this presentation include statements regarding estimation of total addressable market size, revenue growth, gross margin, operating expenses, profitability, technology investments and the need for raising additional capital. They also include the Management’s expectation for the first quarter and the rest of the year and adoption of the company’s digital health platform.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in or contemplated by underlying forward-looking statements, risks and uncertainties to which forward-looking statements are subject to could affect business and financial results are included in the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2017. This form is available on the Company’s website and on the SEC website at sec.gov.

Before we end today’s conference, I would like to remind everyone that this call will be available for replay starting later this evening and running through March 19. Please refer to today’s press release for dial-in replay instructions, available via the Company’s website at www.optimizerx.com.

Thank you for joining us today. This concludes today’s conference call. You may now disconnect.

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